Approved: August 9, 2023
GRANITE REIT INC.
GRANITE REAL ESTATE INVESTMENT TRUST
AMENDED AND RESTATED CLAWBACK POLICY
1.Objective and Scope
Granite REIT Inc. (“Granite GP”) and Granite Real Estate Investment Trust (“Granite REIT” and together with Granite GP, “Granite”) establish and reserve the right of Granite to require disgorgement of all or a portion of Incentive-Based Compensation awarded or granted to an Executive Officer during the Clawback Period in the event of a Restatement (all as such terms are defined below).
This Policy applies to all persons who serve as an Executive Officer of Granite during a relevant financial period. Section 3 of this Policy is intended to comply with the listing requirements of the New York Stock Exchange (“NYSE”) regarding clawback of Incentive-Based Compensation pursuant to Rule 10D-1 under the U.S. Securities Exchange Act of 1934, as amended and Section 4 of this Policy is intended to satisfy the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”).
2.Further Definitions
For the purposes of this Policy, where the following defined terms are used, such defined terms shall mean the following:
“Board” means the Board of Directors of Granite GP;
“Clawback Period” means the three completed fiscal years immediately preceding the earlier of (1) the date the Board (or a committee thereof) or the officer or officers of Granite authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Granite is required to prepare a Restatement, or (2) the date that a court, regulator, or other legally authorized body directs Granite to prepare a Restatement. In addition, the Clawback Period includes any transition period (that results from a change in the issuer’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of Granite’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months would be deemed a completed fiscal year;
“Compensation Committee” means the Compensation, Governance and Nominating Committee of the Board;
“Deferred Stapled Units” means RSUs or PSUs (each as defined in the Granite Real Estate Executive Deferred Stapled Unit Plan as amended and restated effective March 9, 2022);
“Executive Officer” means Granite’s current or former President, Chief Executive Officer, Chief Financial Officer, any Executive Vice President, Chief Accounting Officer, or if there is no such officer, then the Controller, any Vice-President of Granite in charge of a principal business unit, division or function, and any other current or former officer or person who performs or performed a significant policy-making function for Granite, including executive officers of Granite’s subsidiaries, if they perform such policy-making functions for Granite;
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Restatement, which shall be calculated without regard to any taxes paid;
“Financial reporting measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing Granite’s financial statements, and any measures that are derived wholly or in part from such measures. For the avoidance of doubt, stock price and total unitholder return are financial reporting measures;
“Incentive-Based Compensation” means any compensation (including cash and equity compensation) that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. For the avoidance of doubt, Incentive-Based Compensation does not include (1) base salary, (2) compensation awarded based solely on service to Granite (such as a time-vested awards of restricted share units and options), or (3) compensation awarded based solely on subjective standards, strategic measures (such as upon completion of a corporate transaction) or operational measures (such as attainment of a certain market share); and
“Restatement” means any accounting restatement of Granite’s financial statements due to material non-compliance of Granite with any financial reporting requirement under securities laws, including any required accounting restatement to correct a material error to previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
3.Recovery of Erroneously Awarded Compensation upon Restatement Under the NYSE Listing Requirements
Notwithstanding anything contained in this Policy, in the event that Granite is required to prepare a Restatement, then the Board shall require each Executive Officer to repay and/or forfeit any Erroneously Awarded Compensation received by such Executive Officer during the Clawback Period. Incentive-Based Compensation shall be deemed “received” in the fiscal period during which the applicable financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that fiscal period. This Policy applies to all Incentive-Based Compensation received by an Executive Officer (i) after beginning service as an Executive Officer (including Incentive-Based Compensation derived from an award authorized before the individual is newly hired as an Executive Officer, e.g., inducement grants), (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation, (iii) while Granite has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the Clawback Period.
The Board shall have the discretion to cancel awards, withhold payments or take such other action as it deems appropriate to recoup all Erroneously Awarded Compensation from the Executive Officers. Where the Erroneously Awarded Compensation consists of equity compensation, the Board will recover the excess portion of the equity award that would not have been granted or vested based on the Restatement, as follows:
•if the equity award is still outstanding, the Executive Officer will forfeit the excess portion of the award;
•if the equity award has been exercised or settled into stapled units (the “Underlying Units”), and the Executive Officer still holds the Underlying Units, Granite will recover the number of Underlying Units relating to the excess portion of the award (less any exercise price paid for the Underlying Units); and
•if the Underlying Units have been sold by the Executive Officer, Granite will recover the proceeds received by the Executive Officer from the sale of the Underlying Units relating to the excess portion of the award (less any exercise price paid for the Underlying Units).

Where Incentive-Based Compensation is based only in part on the achievement of a financial reporting measure performance goal, the Board will determine the portion of the original Incentive-Based Compensation based on or derived from the financial reporting measure which was restated and will recalculate the affected portion based on the financial reporting measure as restated to determine the difference between the greater amount based on the original financial statements and the lesser amount that would have been received based on the Restatement. The Erroneously Awarded Compensation will be calculated on a pre-tax basis to ensure that Granite recovers the full amount of any Erroneously Awarded Compensation.
For Incentive-Based Compensation based on the stapled unit price or total stapled unitholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (a) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stapled unit price or total stapled unitholder return upon which the Incentive-Based Compensation was received; and (b) Granite shall maintain and provide documentation of the determination of that reasonable estimate to the NYSE. Clawback of Erroneously Awarded Compensation shall be without regard to any fault, misconduct, responsibility or involvement of the Executive Officer in the material non-compliance with financial reporting measures that resulted in the Restatement.
The Board will take such action as it deems appropriate, in its sole and absolute discretion, to reasonably promptly clawback the Erroneously Awarded Compensation, unless Granite’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board, determines that it would be impracticable to recover such amount because (1) the direct costs of enforcing recovery would exceed the Erroneously Awarded Compensation amount to be recovered subsequent to making a reasonable and documented attempt at recovery; or (2) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Granite, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, based on opinion of counsel; or (3) if the recovery of the Incentive-Based Compensation would violate the home-country laws of Granite based on an opinion of home country counsel, which opinion must be provided to the NYSE.
To the extent that the provisions of this Section 3 would provide for recovery of Incentive-Based Compensation recoverable by Granite pursuant to Section 4 of this Policy, and/or any other recovery obligations (including pursuant to employment agreements, or plan awards), the amount such Executive Officer has already reimbursed Granite shall be credited to the required recovery under this Section 3.

The provisions of this Policy apply to the fullest extent of the law; provided however, to the extent that any provisions of this Policy are found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
4.Additional Recovery upon restatements as a result of Misconduct under SOX Section 304
In addition to the provisions described in Section 3 above, if Granite is required to prepare an accounting restatement due to material non-compliance of Granite, as a result of misconduct, with any financial reporting requirement under the securities laws, then in accordance with Section 304 of the SOX, the Chief Executive Officer and Chief Financial Officer (at the time the financial document embodying such financial reporting requirement was originally issued) shall reimburse Granite for:
a.Any bonus or other incentive-based compensation or equity-based compensation received from Granite during the 12-month period following the first public issuance or filing with the U.S. Securities Exchange Commission (whichever first occurs) of such financial document; and
b.any profits realized from the sale of securities of Granite during that 12-month period.
Such repayment shall be without regard to the knowledge, engagement or involvement of the Executive Officer in the misconduct.

5.Implementation of Policy
Each of the Executive Officers shall execute the acknowledgement set out in Schedule “A” acknowledging the application of this Policy and the understanding that this Policy shall be binding and enforceable against them, their beneficiaries, heirs, executors, administrators or other legal representatives. This Policy may also be implemented in the form of contractual provisions in the grant documents for Deferred Stapled Units, an Executive Officer’s employment agreement or any Cash Incentive award documentation.
6.General
In no event shall Granite be required to award Executive Officers an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment. Granite will not indemnify or provide insurance to cover any repayment of Incentive-Based Compensation in accordance with this Policy.
This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Executive Officer that is required pursuant to any other statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption of this Policy). Nothing in this Policy in any way detracts from or limits any obligation that those subject to it have in law or pursuant to a management, employment, consulting or other agreement with Granite or any of its subsidiaries.
7.Compensation, Governance and Nominating Committee Review and Reporting to the Board
This Policy shall be administered by the Compensation, Governance and Nominating Committee, which shall have the authority to make all determinations and take all actions contemplated hereunder in its discretion. The Compensation, Governance and Nominating Committee shall report to the Board on any determinations made or actions taken under this Policy.
8.Review of this Policy
This Policy will be reviewed periodically by the Compensation, Governance and Nominating Committee. Any amendments to this Policy shall be subject to approval by the Board.
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This Policy is dated and effective as of August 9, 2023.

Approved: August 9, 2023

SCHEDULE “A”

Acknowledgement –Granite REIT Inc. and Granite Real Estate Investment Trust Clawback Policy

The undersigned hereby certifies that the undersigned has read and understands Granite’s Clawback Policy, a copy of which is attached hereto. In consideration for future discretionary payments or grants of Incentive-Based Compensation, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the undersigned acknowledges and agrees to be bound by this Policy for any Incentive-Based Compensation awarded or granted.

Date:	Signature:
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